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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                                HYBRID FAX, INC.

                                   ARTICLE I

          The name of the corporation is:

          HYBRID FAX, INC.

                                   ARTICLE II

          The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.


                                   ARTICLE IV

          The total number of shares of stock of all classes which the corporation shall have authority to issue is 8,000,000, of which 5,000,000 shares shall be common stock, $0.01 par value per share and 3,000,000 shares shall be preferred stock, $0.01 par value per share.

          The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article IV, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
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          The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates,

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series:

     (h)  Any other relative rights, preferences and limitation of that series.

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     Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

          If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect

                                   ARTICLE V
          The Board of Directors is authorized to adopt, amend or repeal the Bylaws of the corporation. Election of directors need not be by written ballot.

                                   ARTICLE VI
          The name and mailing address of the incorporator is:

               James M. Prince      4200 Texas Commerce Tower
                                    Houston, Texas 77002

                                  ARTICLE VII

          The number of directors constituting the initial Board of Directors is five, and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

               NAME                 ADDRESS

          Edward R. Prince III           101 First Street, #462
                                         Los Altos, California 94022

          Lon B. Radin                   1191 Payne
                                         Los Altos, California 94022

          David A. Brewer                130 Sky Londa Drive
                                         Woodside, California 94062

          Edward R. Prince, Jr.          11650 North Lou-Al
                                         Houston, Texas 77024

          Douglas Y. Bech                4200 Texas Commerce Tower
                                         Houston, Texas 77002

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                                  ARTICLE VIII

          No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 2nd day of August, 1988.



                                    /s/ James M. Prince
                                    --------------------------------------------
                                          James M. Prince

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